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                                                                  EXHIBIT 99.1
CINCINNATI BELL INC.
PRESS RELEASE


Investor contact:                                    Media contact:
-----------------                                    --------------
Mike Hemsath                                         Thomas Osha
513.397.7788                                         513.397.7316
mike.hemsath@cinbell.com                             tom.osha@cinbell.com

                 CINCINNATI BELL INC. AMENDS AGREEMENT WITH CEO

CINCINNATI - June 23, 2003 -- Cincinnati Bell Inc. (NYSE: CBB) today announced that it has amended the employment agreement between the Company and its chief executive officer, Kevin Mooney.

On February 3, 2003, the Company amended the employment contracts of CEO, Kevin Mooney, and three other senior executives to establish incentives for their retention through the period of the Company's restructuring, particularly the sale of the broadband business of Broadwing Communications Inc. and amendment of the Company's credit facilities.

A provision of Mr. Mooney's agreement provided for a 7-day period, commencing with the closing of the sale of the broadband business, under which he could elect to terminate his employment agreement.

With the closing of the sale of the broadband business effective June 13, 2003, the Company and Mr. Mooney have agreed to extend the termination provision of his contract until August 31, 2003.

With the majority of the elements of the Company's restructuring successfully completed, the Board of Directors will turn its attention to the corporate structure and management necessary to operate the company going forward.

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ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.